Exhibit 99.1


Advanced BioPhotonics Inc. and Harvard's Beth Israel Deaconess Medical
              Center Enter into Pilot Research Agreement

    Beth Israel Deaconess Medical Center To Investigate The Unique Use Of Company's DIRI(R) Technology In Assessing Pigmented Lesions of the Skin including Melanoma


    BOHEMIA, N.Y.--(BUSINESS WIRE)--July 11, 2007--Advanced BioPhotonics Inc. (OTCBB: ABPH) a developer of next generation medical imaging applications using advanced infrared technology announced today that it has entered into an agreement with Beth Israel Deaconess Medical Center (BIDMC), a teaching hospital of Harvard Medical School. BIDMC will investigate the use of Advanced BioPhotonics' proprietary DIRI(R) method of dynamic infrared imaging in detecting and assessing Pigmented Lesions of the Skin including Melanoma and other forms of Skin Cancer.

    "Based on our preliminary work in this area and the recommendation of our Medical Advisory Committee, we are focusing our current efforts in this key clinical area," said Denis A. O'Connor, CEO of Advanced BioPhotonics. "We are hopeful that our non-invasive DIRI(R) technology will play an important role in assisting the clinician in the early detection and assessment of skin cancer. We are honored to have a Harvard teaching site such as BIDMC participate in this important clinical trial."

    To conduct this study, which is scheduled to begin shortly, BIDMC will utilize the Company's patented BioScanIR(R) System, a dynamic infrared imaging modality. The BioScanIR(R) provides a fast, non-invasive, radiation-free method for detecting diseases that affect perfusion, and reperfusion in human tissue.

    The Company expects to conclude the first phase of this trial in September 2007.

    About Advanced BioPhotonics

    Advanced BioPhotonics Inc. (OTCBB: ABPH) headquartered in Bohemia, New York, is an innovative developer of medical imaging applications using advanced infrared technology. Advanced BioPhotonics provides imaging technology for clinicians and researchers for use in the detection and management of diseases affecting perfusion or reperfusion of tissue or organs.

    Advanced BioPhotonics's mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications. For more information about the Company and its technology, please visit http://www.advancedbp.com/.

    This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


    CONTACT: Advanced BioPhotonics Inc.
             Denis O'Connor, 631-244-8244
             Chief Executive Officer
             doconnor@advancedbp.com
             or
             Robert P. Ellis, 631-244-8244
             Sr. Vice President, Business Development rellis@advancedbp.com